Exhibit 12

Suite 704, 595 Howe Street, Box 35 Vancouver, BC, Canada V6C 2T5
Telephone: (604) 687-5792
Stephen F.X. O’Neill*	Michael F. Provenzano	Fax: (604) 687-6650
Alan H. Finlayson	Christian I. Cu*
Charles C. Hethey*	Brian S.R. O’Neill*
Maryna M. O’Neill*	Siobhan B. Lennox*
Thomas J. Moggan*

File #1800504

October 16, 2020

VERITRANSFER INC.

Dear Sirs:

RE:	VERITRANSFER INC.
- Offering Statement Form 1-A Legal Opinion

We have acted as special counsel to Veritransfer Inc., a Nevada corporation (the “Company”) in connection with the offering statement Form 1-A (the “Offering Statement”) to be filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). The Offering Statement pertains to the contemplated sale of up to 5,000,000 shares of the Company’s Common Stock.

The offer and sale of the Shares will be made from time to time pursuant to the provisions of Rule 251(d)(3) under the Securities Act. This opinion is being delivered in accordance with the requirements of Part III of Form 1-A, and no opinion is expressed herein as to any matter pertaining to the contents of the Offering Statement.

In rendering the opinions set forth in below, we have reviewed (1) the offering document, including the exhibits filed therewith; (2) copies of the Company’s Articles of Incorporation, as currently in effect (the “Company Articles”); the Company’s Bylaws, as currently in effect (the “Company Bylaws”); (3) certain records of the Company’s corporate proceedings, including resolutions of the directors approving the issuance of the Shares; and (4) such corporate and other documents, records, papers and certificates as we have deemed necessary for the purposes of providing the opinions expressed herein. We have also relied, without investigation, upon an officer’s certificate executed by the Company’s President, as to certain factual matters.

For the purposes of the opinions expressed herein, we have assumed, without independent verification or investigation: (a) the genuineness and authenticity of all signatures on all documents examined by us; (b) the legal capacity of all natural persons; (c) the authenticity of all documents submitted to us as originals; (d) the conformity to authentic originals of all documents submitted to us as certified, conformed or other copies; (e) that the documents submitted to us for our review have not been altered in any material effect; (f) the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents; and (g) that each of the factual matters certified in the officer’s certificate provided by the Company’s President, was true and correct when made, and remains true and correct on the date hereof.

Subject to the limitations, qualifications and assumptions set forth in this letter, we are of the opinion that, when sold and issued against payment therefor as described in the Offering Statement the Shares will be validly authorized, legally issued, fully paid and non-assessable.

This opinion letter is rendered as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or any subsequent changes in applicable law that may come to our attention, and we have assumed that no change in the facts stated or assumed herein or in applicable law after the date hereof will affect adversely our ability to render an opinion letter after the date hereof (i) containing the same legal conclusions set forth herein and (ii) subject only to such (or fewer) assumptions, limitations and qualifications as are contained herein.

Northwest Law Group is an association of independent lawyers, law corporations and a limited liability partnership of law corporations.

*Practicing through O’Neill Law LLP. O’Neill Law LLP has lawyers licensed to practice in the

Province of British Columbia and Arizona, Nevada, New York and Washington States

NORTHWEST LAW GROUP

October 16, 2020

The opinions we express herein are based upon a review only of those laws, statutes, rules, ordinances and regulations which, in our experience, a securities lawyer who is a member of the bar of the State of Nevada and practicing before the SEC exercising customary professional diligence would reasonably recognize as being applicable to the foregoing transactions. While certain members of this firm are admitted to practice in certain jurisdictions other than Nevada, in rendering the foregoing opinions we have not examined the laws and we do not express any opinion herein concerning any laws other than the internal laws of the State of Nevada or consulted with members of this firm who are admitted in any other jurisdictions other than Nevada with respect to the laws of any other jurisdiction. Accordingly, the opinions we express herein are limited to matters involving the internal laws of the State of Nevada.

We consent to the use of this opinion as an exhibit to the Offering Statement and further consent to the reference to our firm wherever appearing in the Offering Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours truly,

/s/ O’Neill Law LLP

O'NEILL LAW LLP*

* O’Neill Law LLP is a member of Northwest Law Group